Exhibit 10.3

ARDELYX, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Dated as of June 23, 2011

i

ARDELYX, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of June 23, 2011 by and among Ardelyx, Inc., a Delaware corporation (the “Company”) formerly known as Nteryx, Inc., Dominique Charmot and Jean Frechet (the “Founders”), the investors listed on Schedule A hereto (each an “Investor” and collectively the “Investors”), and such Investors who may be added to this Agreement as provided herein.

RECITALS

A. The Founders currently own shares of common stock of the Company (the “Common Stock”).

B. Certain of the Investors and the Company are parties to that certain Series B Preferred Stock Purchase Agreement dated as of the date hereof (the “Series B Purchase Agreement”) relating to the issue and sale of shares of Series B Preferred Stock of the Company (the “Series B Preferred Stock”). The Company may sell and issue additional shares of Series B Preferred Stock (the “Additional Series B Shares”) to certain Investors and other investors (the “Additional Series B Investors”) pursuant to the Series B Purchase Agreement.

C. The obligations of the Company and certain of the Investors under the Series B Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors, the Founders and the Company.

D. The Company, the Founders, and the Investors previously entered into that Investors’ Rights Agreement dated as of May 29, 2008 (the “Prior Agreement”). The parties to the Prior Agreement desire to terminate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties hereto agree as follows:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) The term “Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same shall be in effect from time to time.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Founders Shares” means the shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations (collectively, “Recapitalizations”)) issued to the Founders in the amounts set forth on Schedule B hereto.

(d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof; provided, however, that the Founders shall not be deemed “Holders” for purposes of Sections 1.2, 1.4, 1.7, 1.12, and 3.8.

(e) The term “Initial Public Offering” means the first firm commitment underwritten public offering of its Common Stock pursuant to an effective registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

(f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same shall be in effect from time to time.

(g) The term “Preferred Stock” shall mean the Series A Preferred Stock of the Company and the Series B Preferred Stock.

(h) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the Founders Shares; provided, however, that such Founder Shares shall not be deemed Registrable Securities and the holders thereof shall not be deemed Holders for the purposes of Sections 1.2, 1.4, 1.7, 1.12 and 3.8 and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person (x) in a transaction in which his, her or its rights under this Section 1 are not assigned, (y) pursuant to a registration statement under the Act that has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, or (z) in a transaction in which such Registrable Securities are sold pursuant to Rule 144 (or any similar provision then in force) under the Act.

(j) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(k) The term “SEC” shall mean the Securities and Exchange Commission.

(l) The term “Qualified Public Offering” shall mean the first firm commitment underwritten public offering of Common Stock of the Company pursuant to an effective registration statement on Form S-1 (as defined in the Act) or any successor form at a price per share of not less than $3.42 (appropriately adjusted for any Recapitalizations effected after the date hereof) with aggregate proceeds to the Company (before deductions of underwriters’ discounts and commissions) of not less than $30,000,000 and pursuant to which the Company’s Common Stock is listed on the New York Stock Exchange or NASDAQ.

1.2 Request for Registration.

(a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Public Offering, a written request from the Holders of at least twenty-five percent (25%) or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of at least twenty-five percent (25%) of the then outstanding Registrable Securities, or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis (as nearly as practicable) based on the number of Registrable Securities held by all such Holders (including the Initiating Holders), provided that no Registrable Securities shall be excluded unless and until all other securities of the Company have been excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) In addition, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective;

(ii) If the Company has effected a registration pursuant to this Section 1.2 within the preceding twelve (12) months, and such registration has been declared or ordered effective;

(iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4;

(v) if the Company shall furnish to Holders requesting a registration pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right shall be exercised by the Company not more than once in any twelve (12) month period, provided further, that the Company shall not register any securities for the account of itself or any other stockholder during such one ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); or

(vi) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders, but not including a registration effected pursuant to Section 1.2 or Section 1.4 hereof) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.5(e), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

1.4 Form S-3 Registration. In case the Company shall receive from the Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and provided further, that the Company shall not register any securities for the account of itself or any other stockholder during such 60-day period;

(iv) if the Company has, within the six-month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business, where not otherwise required, or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2 or Section 1.3.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to each Holder (i) a draft copy of the registration statement, and (ii) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(d) use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, subject to compliance with the terms of Section 1.9 herein, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless such party accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enter into an underwriting agreement in customary form, subject to compliance with the terms of Section 1.9 herein, with such underwriter or underwriters selected by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then subject to Section 1.2 above, the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders, except that no Registrable Securities of Holders other than the Founders shall be excluded until all Founders Shares have been excluded), but in no event shall the amount of securities of the selling Holders (other than the Founders) included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case the selling stockholders may be excluded if the underwriters make the determination described above. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence;

(f) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided that in the case of a registration effected pursuant to Section 1.2 above, which registration constitutes the Initial Public Offering, the Registrable Securities shall be listed on the New York Stock Exchange or the NASDAQ Global Market system;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i) Use commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (A) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (B) a letter, dated as of such date, from the independent certified public accountants of the Company, in such form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

1.6 Information from Holder.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4, respectively if, due to the operation of Section 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 1.2(a) or Section 1.4, respectively

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 and 1.3 and 1.4, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders not to exceed $35,000 shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration) unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 1.2, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and stockholders of, and legal counsel and accountants for, each Holder (each an “Additional Indemnified Party”), any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter, within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions, proceedings, or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, Additional Indemnified Party, underwriter and each person, if any, who controls such Holder or underwriter, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, Additional Indemnified Party, underwriter and each person, if any, who controls such Holder or underwriter; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder, Additional Indemnified Party, underwriter or any person who controls such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions, proceedings, or settlements in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed), provided that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no person guilty of fraud shall be entitled to contribution. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party. In no event shall any contribution under this Section 1.9(d) exceed the net proceeds from the offering received by such Holder, less any amounts paid under Section 1.9(b).

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

1.10 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Public Offering;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Initial Public Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee, member, retired member or assignee of such securities that (i) is a subsidiary, affiliate, parent, partner, limited partner, retired partner or stockholder of a Holder, (ii) is a Holder’s immediate family member (spouse or child) or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 500,000 shares of Registrable Securities (subject to appropriate adjustment for Recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing, a copy of which writing is provided to the Company at the time of transfer, to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company registration rights the terms of which are equal to or more favorable than the registration rights granted to Holders hereunder.

1.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, directly or indirectly, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to a Qualified Public Offering ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days or such longer period, not to exceed eighteen (18) days after the expiration of the 180-day period, as the Company or such underwriter shall request in order to facilitate compliance with FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Initial Public Offering and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) stockholders of the Company enter into similar agreements. The underwriters in connection with a Qualified Public Offering by the Company are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto; further, each Holder hereby agrees to enter into written agreement with such underwriters containing terms substantially equivalent to the terms of this Section 1.13, and each Holder hereby agrees that such underwriters shall be entitled to require each such Holder to enter into such a written agreement. Notwithstanding the foregoing, nothing in this Section 1.13 shall prevent a Holder from making a transfer of any Common Stock that was listed on a national stock exchange, actively traded over-the-counter or traded on the NASDAQ Global Market at the time it was acquired by the Holder or was acquired by such Holder pursuant to Rule 144A of the Act, including any shares acquired in a Qualified Public Offering by the Company. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of a Qualified Public Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144 of the Act or upon the consummation of a transaction or series of related transactions deemed to be a Liquidation Event pursuant to the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”).

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each Investor holding at least 15,000,000 (appropriately adjusted for any Recapitalizations) shares of Registrable Securities (each, a “Major Investor”):

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company ended December 31, 2010 or later, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter and for the current fiscal year to date, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget for such period as specified in the operating plan of the Company delivered pursuant to subparagraph (c), prepared in accordance with GAAP, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made;

(c) as soon as practicable, but in any event within sixty (60) days prior to the end each fiscal year, a comprehensive operating budget for the next fiscal year, prepared on a monthly basis forecasting revenues, expenses and cash position;

(d) as soon as practicable but in any event after the end of the first, three quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the recipient to calculate their respective percentage equity ownership in the Company; and

(e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such Investor or any assignee of such Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.3, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate, so long as such apportionment does not cause the loss of the exemption under Section 4(2) of the Act or any similar exemption under applicable state securities laws in connection with such sale of Shares by the Company.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (the “Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 3.6 (the “Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b) By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all outstanding convertible and exercisable securities). The Company shall promptly, in writing, inform each Major Investor which purchases all the shares available to it (a “Fully-Exercising Major Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Major Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Major Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by all Fully-Exercising Major Investors who wish to purchase some of the unsubscribed shares.

(c) If all Shares that Major Investors are entitled to obtain pursuant to Section 2.3(b) are not elected to be obtained as provided in Section 2.3(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 2.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to:

(i) the issuance or sale of Series B Preferred Stock pursuant to the Series B Purchase Agreement (including the Additional Series B Shares to Additional Series B Investors);

(ii) the issuance of shares of securities pursuant to a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof);

(iii) the issuance of up to 18,051,206 shares (subject to appropriate adjustment for Recapitalizations) of Common Stock or options therefor to employees, consultants, officers, directors or service providers of the Company issued in connection with such individual’s provision of services to the Company directly or pursuant to a stock option plan, restricted stock purchase plan or similar equity incentive plan approved by the Board of Directors of the Company; provided that the foregoing number of shares of Common Stock may be increased by approval of the Board of Directors (including the approval of each Preferred Director (as defined in the Restated Certificate));

(iv) the issuance of shares of Common Stock in a bona fide, firmly underwritten public offering under the Act before which or in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock;

(v) the issuance of shares of Common Stock or Preferred Stock pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof or subsequently issued without violation of this Section 2.3;

(vi) the issuance of shares of Common Stock pursuant to the conversion of the Preferred Stock;

(vii) the issuance of shares of Common Stock in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of the Company (including the approval of each Preferred Director);

(viii) the issuance or sale of stock, warrants or other securities or rights to persons or entities with which the Company has bona fide commercial or strategic business relationships, provided such issuances are (I) approved by the Board of Directors of the Company (including the approval of at least one of the Preferred Directors) and (II) are effected for other than primarily equity financing purposes; or

(ix) shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are exempted from the right of first offer in this Section 2.3 by the affirmative vote of at least a majority of the Board of Directors including each Preferred Director.

In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

(e) The right of first offer set forth in this Section 2.3 may not be assigned or transferred, provided, however, that a Major Investor may assign or transfer such rights to any other Major Investor and a Major Investor that is a venture capital fund may assign or transfer such rights to an affiliated venture capital fund.

2.4 Observer Rights. The Company shall invite a representative of each Investor with Observer Rights to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give each Investor with Observer Rights copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that each representative of an Investor with Observer Rights shall agree to hold in confidence and trust all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude any or all representatives from any meeting or portion thereof if the Company believes in good faith, upon the advice of outside counsel to the Company, that access to such information or attendance at such meeting or portion thereof is reasonably necessary to preserve the attorney-client privilege. The representatives must be persons acceptable to a majority of the Board of Directors of the Company. “Investor with Observer Rights” means each of: (a) a designee of New Enterprise Associates 12, Limited Partnership (“NEA”), so long as NEA holds at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock acquired by it pursuant to the Series A Purchase Agreement dated as of May 29, 2008 by and among the Company and the other parties named therein (the “Prior Purchase Agreement”) and the Series B Purchase Agreement (on an as-converted to Common Stock basis); (b) a designee of CMEA Ventures VII, L.P. (“CMEA”), so long as CMEA holds at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock acquired by it pursuant to the Prior Purchase Agreement and the Series B Purchase Agreement (on an as-converted to Common Stock basis); (c) Peter Schultz (“Schultz”) so long as he holds at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock acquired by him pursuant to the Prior Purchase Agreement and the Series B Purchase Agreement

(on an as-converted to Common Stock basis); and (d) Jean Frechet (“Frechet”) so long as he holds at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock acquired by him pursuant to the Prior Purchase Agreement and the Series B Purchase Agreement (on an as-converted to Common Stock basis).

2.5 Proprietary Information and Inventions Assignment Agreements. The Company shall require all employees with access to proprietary information to execute and deliver (i) the Company’s standard form of proprietary information and inventions assignment agreement in substantially the form approved by the Company’s Board of Directors and all consultants with access to proprietary information to enter into a consulting agreement that contains non-disclosure and, to the extent such consultant is involved in the development of intellectual property for the Company, assignment of inventions provisions.

2.6 Common Stock Vesting. Shares of Common Stock (or options therefor) issued to future employees and service providers of the Company after the date hereof shall, unless otherwise approved by a majority of the Board of Directors (i) vest as follows: no shares shall vest until the completion of the twelve (12) month anniversary of the commencement of employment or service, at which time twenty-five percent (25%) of the Common Stock (or option therefor) shall vest; and the remainder shall vest in equal monthly installments over the following thirty-six (36) months and (ii) include a 180-day lockup period or such longer period, not to exceed eighteen (18) days after the expiration of the 180-day period, as the Company or such underwriter shall request in order to facilitate compliance with FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) in connection with a Qualified Public Offering. Unless otherwise approved by the Board of Directors, with respect to any shares of Common Stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

2.7 Actions Requiring Board Approval. The Company shall not, without the approval of the Board of Directors of the Company (including the approval of each Preferred Director), make any acquisitions of tangible or intangible assets of another entity by means of a transaction or a series of related transactions (including, without limitation, any reorganization, merger or consolidation) with a transaction value individually or in the aggregate in excess of $500,000, unless such acquisition was included in a capital expenditure budget previously approved by the Board of Directors of the Company (including the approval of each Preferred Director).

2.8 Real Property Holding Company. The Company shall provide prompt notice to NEA following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by NEA, the Company shall provide NEA with a written statement informing NEA whether NEA’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to NEA shall be delivered to NEA within 10 days of NEA’s written request therefor. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no preferred stock then outstanding.

2.9 Insurance. The Company shall use all commercially reasonable efforts to increase its D&O liability policy coverage and employee practices liability coverage to at least $5,000,000, respectively, immediately prior to an Initial Public Offering. The Company shall, as soon as practicable following the date hereof, obtain directors and officers liability insurance on terms and limits reasonably satisfactory to the Board of Directors.

2.10 Board Expenses. Upon request, and subject to the Company’s policy for reimbursement of expenses, the Company shall promptly reimburse in full, each non-employee director of the Company for all of his or her reasonable out-of-pocket expenses incurred related to attending meetings of the Company’s Board of Directors or any committee thereof.

2.11 Related Party Relationship Notification. The Company agrees to notify the Board of Directors prior to employing, engaging as a consultant or independent contractor or otherwise entering into a business relationship with any member of an officer or director’s immediate family.

2.12 Confidentiality. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of the Act or reproduce, disclose or disseminate such information to any other person, except in connection with the exercise of rights under this Agreement; provided, however, that a Holder may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (y) to any affiliate, partner, limited partner, member, auditor, stockholder or wholly owned subsidiary of such Holder in the ordinary course of business or if the recipient is bound by confidentiality obligations with respect to such confidential information, or (z) as may otherwise be required by law. Confidential information for purposes of this Section 2.12 shall not include information, technical data or know-how that: (i) is rightfully in the Holder’s possession at the time of disclosure as shown by the Holder’s files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Holder, is or becomes part of the public knowledge or literature, not as a result of any action or inaction of the Holder; (iii) is approved for release by written authorization of the Company; or (iv) is rightfully disclosed to the Holder by a third party that is not bound by obligations of confidentiality.

2.13 Termination of Certain Covenants. The covenants set forth in this Sections 2.1 through Section 2.11 shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering, at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the 1934 Act or upon a Liquidation Event (as defined in the Restated Certificate).

3. Miscellaneous.

3.1 Additional Series B Investors. Upon the sale of Additional Series B Shares to Additional Series B Investors in accordance with the Series B Purchase Agreement, the Company, without prior action on the part of any Investor, shall require each Additional Series B Investor to execute and deliver this Agreement. Each such Additional Series B Investor, upon execution and delivery of this Agreement by the Company and such Additional Series B Investor, shall be deemed an Investor hereunder.

3.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.3 Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in Santa Clara County in the State of California and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

3.4 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, .pdf or other electronic copy), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) when sent by electronic mail to the electronic mail address set forth below, if any, if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by electronic mail to the electronic mail address set forth below, if any, if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (d) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (e) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 3.6 by giving the other party written notice of the new address in the manner set forth above.

3.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of two-thirds of the Registrable Securities then outstanding; provided, however, that: (i) Section 2.1, Section 2.2 and Section 2.3 shall not be amended or waived without the written consent of the holders of a majority of the then outstanding Registrable Securities held by the Major Investors; (ii) Section 2.4 shall not be amended to remove or alter the observer rights of (a) NEA, so long as it holds at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock acquired by it pursuant to the Prior Purchase Agreement and the Series B Purchase Agreement (on an as-converted to Common Stock basis), (b) CMEA, so long as it holds at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock acquired by it pursuant to the Prior Purchase Agreement and the Series B Purchase Agreement (on an as-converted to Common Stock basis), (c) Schultz, so long as he holds at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock acquired by him pursuant to the Prior Purchase Agreement and the Series B Purchase Agreement (on an as-converted to Common Stock basis), and (d) Frechet, so long as he holds at least twenty-five percent (25%) of the aggregate number of shares of Preferred Stock acquired by him pursuant to the Prior Purchase Agreement and the Series B Purchase Agreement (on an as-converted to Common Stock basis) unless NEA, CMEA, Schutlz, and Frechet, as applicable, consent in writing to such removal or alteration; and (iii) each Founder who is then employed by the Company or otherwise engaged as a consultant, director or other service provider of the Company shall consent in writing to any amendment that adversely affects such Founder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company.

3.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.10 Aggregation of Stock. All shares of Registrable Securities held or acquired by entities advised by the same investment adviser and affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Prior Agreement. The Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement and the Prior Agreement shall have no further force or effect.

3.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

ARDELYX, INC.

By:	/s/ Michael Raab
Name:	Michael Raab
Title:	Chief Executive Officer

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

FOUNDER:

DOMINIQUE CHARMOT

/s/ Dominique Charmot

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

FOUNDER AND INVESTOR:

JEAN FRECHET

/s/ Jean Frechet

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership, its general partner

By:	NEA 12 GP, LLC, its general partner

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Chief Legal Officer

NEW VENTURES 2008, LIMITED PARTNERSHIP

By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Vice President

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

CMEA VENTURES VII, L.P.
By:	CMEA Ventures VII GP, L.P., Its General Partner
By:	CMEA Ventures VII GP, LLC, Its General Partner

By:	/s/ David J. Collier
Name:	David J. Collier, M.D.
Title:	General Partner

CMEA VENTURES VII (PARALLEL), L.P.

By:	CMEA Ventures VII GP, L.P., Its General Partner
By:	CMEA Ventures VII GP, LLC, Its General Partner

By:	/s/ David J. Collier
Name:	David J. Collier, M.D.
Title:	General Partner

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

PETER SCHULTZ

/s/ Peter Schultz

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

ISY GOLDWASSER

/s/ Isy Goldwasser

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

ABBOTT INVESTMENT COMPANY, LLC

By:	/s/ James C. Gilstrap
Name:	James C. Gilstrap
Title:	Manager

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

INVESTOR:

STEPHENS, INC. FBO JAMES C. GILSTRAP IRA

By:	/s/ James C. Gilstrap
Name:	James C. Gilstrap
Title:

STEPHENS, INC.

By:	/s/ Bob Egandoerfer
Name:	Bob Egandoerfer
Title:	Operations Manager

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A

SCHEDULE OF INVESTORS

Investor Name

New Enterprise Associates 12, Limited Partnership

New Ventures 2008, Limited Partnership

CMEA Ventures VII, L.P.

CMEA Ventures VII (Parallel), L.P.

Peter Schultz

Jean Frechet

Isy Goldwasser

The Walters Group

Abbott Investment Company, LLC

Stephens, Inc. FBO James C. Gilstrap IRA

Edward J. and Maria E. Quirk Revocable Trust, Edward J. Quirk Trustee

RSN Enterprises

Peter Dervan

Amgen Ventures, LLC

SCHEDULE B

SCHEDULE OF FOUNDERS

Founder Name	Number of Shares of Common Stock
Dominique Charmot	1,990,125

Jean Frechet	825,000